3: CHANGE IN INDEPENDENT AUDITOR

Exhibit A

CHANGE IN INDEPENDENT AUDITOR

In May 2002, Arthur Andersen LLP (Arthur Andersen) was dismissed as independent auditor for the Calvert Group Funds. KPMG LLP (KPMG) was selected as the Fund's independent auditor. The Fund's selection of KPMG as its independent auditor was recommended by the Fund's audit committee and was approved by the Fund's Board of Trustees.

The reports on the financial statements audited by Arthur Andersen for the years ended September 30, 2001 and September 30, 2000 for the Funds did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Funds and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years.

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ANDERSEN

Arthur Andersen LLP

1601 Market Street

Philadelphia PA 19103-2499

Tel 267 675 60000

www.andersen.com

May 20, 2002

Securities and Exchange Commission

550 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read and agree with the above statements made by Calvert Group of Funds (the "Funds") regarding "Change in Independent Auditor" in response to Item 304 of Regulation S-K, which we understand will be filed by the Funds with the Commission.

Very truly yours,

Arthur Andersen LLP